EXHIBIT NO. 21




                             SUBSIDIARIES OF NUI CORPORATION


                 NUI Capital Corp. (a Florida Corporation) is a wholly-
            owned subsidiary of NUI Corporation.

                 NUI Energy, Inc. (a Delaware Corporation), NUI Energy
            Brokers, Inc. (a Delaware Corporation), Utility Business Services, Inc. (a New Jersey Corporation), NUI Environmental Group, Inc. (a New Jersey Corporation), NUI Energy Solutions Inc. (a New Jersey Corporation), NUI Sales Management, Inc. (a Delaware Corporation), NUI International, Inc. (a Delaware Corporation) and International Telephone Group, Inc. (a New Jersey Corporation) are wholly-owned subsidiaries of NUI Capital Corp.

                 NUI/Caritrade International, L.L.C. (a Delaware Limited
            Liability Company) is a wholly-owned subsidiary of NUI International, Inc.